                                                                    EXHIBIT 12.1

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

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

                                                                             Nine months   Three months
(Dollars in thousands)                                                          ended         ended
                                                Years ended November 30      November 30    February 28    Years ended November 30
                                                -----------------------      -----------    ------------   -----------------------
                                                  2000            1999           1998          1998          1997          1996
                                                  ----            ----           ----          ----          ----          ----
Income (loss) before taxes, extraordinary
  items and accounting changes                    12,610        (20,387)       (19,064)         4,907        14,046       674,656
                                                 -------        -------        -------        -------       -------       -------

Fixed Charges:
  Interest                                        47,362         49,060         36,313          6,940        31,261         3,083
  Interest factor portion of rentals               1,100          1,200            854            199         1,043           828
                                                 -------        -------        -------        -------       -------       -------

     Total fixed charges                          48,462         50,260         37,167          7,139        32,304         3,911
                                                 -------        -------        -------        -------       -------       -------

Earnings before income taxes and
  fixed charges                                   61,072         29,873         18,103         12,046        46,350       678,567
                                                 =======        =======        =======        =======       =======       =======

Preferred stock dividends                         11,848         10,569          7,382            -             -             -
                                                 =======        =======        =======        =======       =======       =======

Ratio of earnings to fixed charges and
  preferred stock dividends                         1.01           0.49           0.41           1.69          1.43        173.50
                                                 =======        =======        =======        =======       =======       =======

Earnings inadequate to cover fixed charges
  and preferred stock dividends                                 (30,956)       (26,446)
                                                 =======        =======        =======        =======       =======       =======
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